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STRUCTURED ASSET INVESTORS, LLC. ("SAI") PERSONAL TRADING POLICY, CODE OF ETHICS
 PURSUANT TO SECTION 204A OF, AND RULES 204A-1 AND 204-2 UNDER, THE INVESTMENT ADVISERS ACT OF 1940, AS AMENDED RULE 17J-1 UNDER THE INVESTMENT COMPANY ACT OF
                     1940 (COLLECTIVELY, "CODE OF ETHICS")

                                   APRIL 2014
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I.  PERSONAL INVESTMENT AND TRADING POLICY

     A)   GENERAL STATEMENT

SAI and its divisions, Wells Fargo Portfolio Risk Advisers ("WFPRA") and Analytics and Customer Solutions ("ACS") ) seeks to foster and maintain a reputation for honesty, integrity, and professionalism. SAI considers its reputation a vital business asset. As a result, SAI and its SUPERVISED PERSONS(1) must not act or behave in any manner or engage in any activity that
(1) misuses, or creates the appearance of the misuse of material nonpublic information, (2) gives rise to any breach of fiduciary duty owed to any investment entity or account advised or managed by SAI or its divisions , or
(3) allows any actual or potential conflict of interest, or the appearance of an undisclosed conflict of interest, between any client account and SAI or any Supervised Person to affect the services provided to that client account.

A conflict of interest occurs when SAI's or any Supervised Person's private interest creates an incentive to act in a manner that interferes with the interests of, or service to, a client account. SAI and its Supervised Persons must conduct themselves in such a manner that a reasonable observer would have no grounds to believe that a conflict of interest exists. Supervised Persons are not permitted to self-deal or otherwise to use their positions with client accounts or SAI to further their own or any other related person's business or personal interests or opportunities.

In addition, the FEDERAL SECURITIES LAWS(2) require that investment advisers maintain a record of every transaction in any SECURITY(3), with certain limited exceptions, in which any ADVISER ACCESS PERSON(4) acquires or disposes of


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(1) The term "SUPERVISED PERSON" means (i) any partner, officer or director of
SAI, or any other person occupying a similar status or performing a similar function; (ii) employees of SAI; and (iii) any other persons who provide advice on behalf of SAI and are subject to SAI's supervision and control.

(2) The term "FEDERAL SECURITIES LAWS" means the SECURITIES ACT, the EXCHANGE ACT, the Sarbanes-Oxley Act of 2002, the INVESTMENT COMPANY ACT, the ADVISERS ACT, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury. The term "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended. The term "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended. The term "ADVISERS ACT" means the Investment Advisers Act of 1940, as amended.

(3) The term "SECURITY" has the same meaning as it has in section 202(a)(18) of the Advisers Act. For purposes of this Code of Ethics, the following are
Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument

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BENEFICIAL OWNERSHIP(5) of the Security and such Security is or was held in an account over which the Adviser Access Person has direct or indirect influence or control.

For purposes of this Code of Ethics, ADVISER ACCESS PERSON means any of SAI's Supervised Persons:

     (a) who has access to nonpublic information regarding any clients' purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or

     (b) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. For purposes of this definition, SAI's managers and officers are presumed to be Adviser Access Persons.

Supervised Persons who do not meet (a) or (b) above are not considered Adviser Access Persons. SAI will maintain and regularly update, as needed, its list of Adviser Access Persons.

SAI has developed the following policies and procedures relating to personal trading in Securities. This Code of Ethics provides for the reporting of personal trading in securities in order to ensure that its requirements are satisfied by each Adviser Access Person. In addition to this Code, all employees must comply with the policies outlined in the WELLS FARGO SECURITIES SUPERVISORY PROCEDURES AND COMPLIANCE GUIDELINES (WELLS FARGO PORTFOLIO RISK ADVISORS)

     B)   REQUIREMENTS OF THIS CODE OF ETHICS

          1.   Duty to Comply with Applicable Laws

                    All Supervised Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by SAI to client accounts, and this Code of Ethics.

                    As a fundamental principle and consistent with securities laws and Company policy, no team member may purchase or sell securities while aware of material, non-public information, whether or not acquired in the course of employment.

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commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The term "REPORTABLE SECURITY" includes all Securities other than Non-Reportable Securities. The term "SECURITIES ACT" means the Securities Act of 1933, as amended.

The following are NOT Securities: commodities, currencies, futures and options traded on a commodities exchange, including currency futures. However, options on any group or index of Securities are Securities.

"SECURITY" includes a right to acquire a Security, as well as an interest in a collective investment vehicle, such as a limited partnership or limited liability company.

(4) As defined in this section of the Code of Ethics.

(5) "BENEFICIAL OWNERSHIP" has the same meaning as such term has under Section 16 of the Securities Exchange Act of 1934, and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. For example, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power. If an Access Person has a question about whether he or she beneficially owns a security or has a pecuniary interest in a security, he or she should consult the Chief Compliance Officer.

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Questions concerning these policies, personal investing restrictions,
Pre-Approval Security System or Information Barriers should be directed to the Control Group at 877-238-7577 or Control.Group@wellsfargo.com.

          2. Duty to Report Violations

                    Each Supervised Person is required by law to promptly notify the CHIEF COMPLIANCE OFFICER(6) if he or she knows or has reason to believe that any Supervised Person has violated any provision of this Code of Ethics. This includes reporting one's own violations or potential violations of this Code of Ethics. However, if a Supervised Person knows or has reason to believe that the Chief Compliance Officer has violated any provision of this Code of Ethics, he or she must promptly notify another member of the Compliance Committee and is not required to notify the Chief Compliance Officer.

                    SAI is committed to fostering a culture of compliance. Therefore, SAI urges Supervised Persons to contact the Chief Compliance Officer at any time for issues related to individual or firm compliance. Supervised Persons will not be penalized for, nor will their status at SAI be jeopardized by, communicating with the Chief Compliance Officer in good faith. Concerns, observations, violations, or suspected violations may also be reported anonymously to the Chief Compliance Officer. Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code of Ethics in good faith is itself a violation of this Code of Ethics, and cause for appropriate corrective action, including dismissal.

          3. Duty to Provide Copy of the Code of Ethics and Related
             Certification

                    SAI shall provide all Supervised Persons with a paper or electronic copy of this Code of Ethics and all subsequent amendments hereto. All Supervised Persons must in turn provide written acknowledgement to the Chief Compliance Officer of their initial receipt and review of this Code of Ethics, annual review of this Code of Ethics, and receipt and review of any subsequent material amendments to this Code of Ethics.

          4. Duty to Avoid and Disclose All Potential and Actual Conflicts of Interest

                    SAI's employees and affiliates must not improperly place the interests of SAI or themselves before the interests of a client account. SAI's employees and affiliates must not: (1) improperly use their personal influence or personal relationship to affect investment decisions or financial reporting for a client account whereby such person or SAI would benefit to the detriment of the client account; or (2) cause a client account to take action, or fail to take action, in order to achieve a personal benefit of any kind rather than to benefit the client account.

     C)   RESTRICTIONS ON TRADING IN SECURITIES

          1. General Statement

No Supervised Person may engage in a Security transaction, directly or indirectly, that is also the subject of a transaction by a client account (i) if such Supervised Person's transaction would disadvantage or appear to disadvantage the client account or (ii) if such Supervised Person would profit from or appear to profit from such transaction, whether or not at the expense of the client account.

          TRANSACTION RESTRICTIONS BY ALL ADVISER ACCESS PERSONS

The following specific restrictions apply to all personal trading activity by an Adviser Access

Person:

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(6) The "CHIEF COMPLIANCE OFFICER" is the named Chief Compliance Officer of SAI or designated compliance officer for WFPRA and ACS.

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April 2014                                                                     3

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               a)   Any transaction in a Security in anticipation or with
                    knowledge of an order from or on behalf of a client account (i.e., front running) is prohibited.

               b) Any transaction in a Security which the Adviser Access Person knows or has reason to believe is being purchased or sold by or on behalf of a client account is prohibited until the client account's transaction has been completed.

               c)   Any transaction in a Reportable Fund is prohibited

               d)   Any investment in an initial public offering is prohibited.

               e) Any investment in a LIMITED OFFERING(7) must be pre-cleared.

               f) Because client accounts are regularly rebalanced and transactions are effected in order to accommodate cash flows from and into those accounts, the transaction restrictions in (a) and (b) above do not apply to incidental account-specific transactions for one or more clients (meaning, not across a large portion of accounts) unless (i) the Adviser Access Person had actual prior knowledge of the client's future order when making the personal trade or (ii) the Chief Compliance Officer, in consultation with members of management deemed appropriate, has determined on a case-by-case basis, that the client was disadvantaged (such as from receiving a less favorable price) based on a review of the order, execution price and timing, among other factors deemed relevant to the Chief Compliance Officer.

          TRANSACTIONS RESTRICTIONS BY ALL ADVISORY PERSONS(8)

                    In addition to the restrictions imposed to Access Persons described above, the following specific restrictions apply to all personal trading activity by ADVISORY PERSONS:

                            a) Pre-clearance for ALL option trading, including
options on indices and options on ETFs

                    2. The following are transactions exempt from the general restrictions under c.1 above ("EXEMPT TRANSACTIONS"):

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(7) The term LIMITED OFFERING means an offering that is exempt from registration under the Securities Act pursuant to section 4(a)(2) or section 4(a)(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

(8) ADVISORY PERSONS for purposes of this Code of Ethics are any Adviser Access Persons who is (i) any director, officer, general partner or employee of the SAI who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Securities by a Reportable Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to SAI who obtains information concerning recommendations made to the Reportable Fund with regard to the purchase or sale of Covered Securities by the Reportable Fund. For the benefit of doubt, all Advisory Persons are deemed Adviser Access Persons.

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April 2014                                                                     4

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               a)   Transactions in NON-REPORTABLE SECURITIES. The term
                    "NON-REPORTABLE SECURITIES" means: (i) direct obligations of the U.S. Government (or comparable non-U.S. Government) (but not their agencies or political subdivisions); (ii) bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated to one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Investment Company Act, OTHER than REPORTABLE FUNDS(9); (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds;
                    (vi) stock index futures; and (vii) any foreign exchange transaction.

               b) Any transaction in Securities in an account over which an Adviser Access Person does not have any direct or indirect influence or control. It is presumed that an Adviser Access Person can exert some measure of influence or control over accounts held by members of such person's immediate family sharing the same household. This presumption may be rebutted by presenting convincing evidence in writing to the Chief Compliance Officer.

               c)   Purchasing Securities under AUTOMATIC INVESTMENT PLANS(10).

               d) Purchasing Securities by exercising rights issued to the holders of a class of Securities PRO RATA, to the extent they are issued with respect to Securities for which a Adviser Access Person has Beneficial Ownership.

               e) Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off, or other similar corporate distribution or reorganization applicable to all holders of a class of Securities for which an Adviser Access Person has Beneficial Ownership.

               f) Such other classes of transactions or other specific transactions as may be exempted from time to time by the Chief Compliance Officer, or in his absence another member of the Control Group, based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisers Act or Rule 17j-1 under the Investment Company Act.

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(9) WFPRA is aware of the SEC No-Action Letter dated November 30, 2005 relating to whether or not exchange traded funds ("ETFS") structured as unit investment trusts are "reportable securities," as defined in Rule 204A-1(e)(10) of the Investment Advisers Act of 1940. Therefore, ETFS STRUCTURED AS OPEN-END INVESTMENT COMPANIES ARE NOT REGARDED AS REPORTABLE SECURITIES
(ETFs structured as UITs and closed-end investment companies are reportable securities and are not excepted from the reporting and pre-clearance requirements of this Code of Ethics). The term "REPORTABLE FUND" means (i) any Registered Fund for which SAI serves as investment adviser; or (ii) any Registered Fund the investment adviser or principal underwriter for which controls SAI, is controlled by SAI or is under common control with SAI. As used in this definition, the term "control" has the same meaning as it does in
Section 2(a)(9) of the Investment Company Act.

(10) An "AUTOMATIC INVESTMENT PLAN" is a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

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April 2014                                                                     5

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          3. Use of Broker-Dealers and Brokerage Accounts

Brokerage Accounts are required to be maintained at Wells Fargo Advisors, LLC ("WFA") unless the account or account activity is exempted by one of the provisions described section D of the PIP. Supervised Persons are required to obtain approval from the Control Group prior to establishing any new team member accounts held away from Wells Fargo Advisors, LLC. Notification should be made by contacting the Control Group at 877-238-7577 or at surveillance.team@wellsfargo.com. Team members are required to disclose their affiliation with Wells Fargo during the account opening process.

The Chief Compliance Officer can exempt certain Supervised Person's brokerage accounts from being maintained at WFA if extenuating circumstances exist. A determination will be made on a facts and circumstances basis.

          4. Private Placements and Limited Offerings

A LIMITED OFFERING is an acquisition or disposition of Securities of a private issuer subject to other restrictions that may be applicable thereto. For a detailed analysis of what investments constitute Limited Offerings, see the PIP.

          5. Preclearance and Verification Procedures to Implement Trading Restrictions.

The following procedures shall govern transactions in which an Adviser Access Person or Advisory Person has or seeks to obtain Beneficial Ownership of such Securities which are restricted or require pre-clearance, except for Exempt Transactions as described in Section 2 above. Any disapproval of transaction shall be in writing.

          a) PRECLEARANCE OF PERSONAL TRANSACTIONS FOR ADVISORY PERSONS. An Adviser Access Person must obtain preclearance for all transactions in Securities required to be precleared prior to entering into such transaction in any account over which the Adviser Access Person has Beneficial Ownership. Prior trade approval must be requested and obtained through the Pre-Approval Security System ("PASS") which is accessible through the WFS Compliance Website. If PASS does not cover a Security required to be precleared, such as for options on indices and options on ETFs, an Adviser Access Person must obtain a manual preclearance as provided under subsection (b) below.


Approval through PASS is only valid for the trading day in which the approval was granted. Team members must re-submit the trade request via PASS if orders were not executed on the day granted. Good 'til Cancel ("GTC") limit orders are prohibited since these orders can span multiple trading days and PASS approval is only valid for one trading day. It should also be noted that orders must be received at or before 3:57pm ET in order for execution to be accurately processed on that trading day.

          b) OTHER TRANSACTIONS. All other Adviser Access Person and Advisory Persons transactions in Securities (e.g., participation in a privately-negotiated transaction), other than Exempt Transactions, must be cleared in writing by the Chief Compliance Officer prior to the employee entering into the transaction. If an employee wishes to engage in such a transaction, he or she must submit a Trade Preclearance Form to the Chief Compliance Officer.

II.  REPORTING

          A) REPORTS ABOUT SECURITIES HOLDINGS AND TRANSACTIONS


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

Adviser Access Persons must submit periodic reports about their securities holdings, transactions, and accounts (including accounts over which they have Beneficial Ownership) to the Chief Compliance Officer. The reports are intended to identify conflicts of interest that could arise when an Adviser Access Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Code of Ethics.

                    1. INITIAL HOLDINGS REPORT: Within ten (10) days after an individual becomes an Adviser Access Person, he or she must submit a holdings report to SAI based on information that is current as of a date not more than 45 days prior to the date such person became an Adviser Access Person that contains:

     i. The title, number of shares and principal amount of each Reportable Security in which the Adviser Access Person had any Beneficial Ownership when the person became an Adviser Access Person;

     ii. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

     iii. The date the report was submitted.

          2. QUARTERLY TRANSACTION REPORT: Within 30 days after the end of each calendar quarter every Adviser Access Person must submit Quarterly Brokerage Account and Non-Broker Transaction Report and Attestation ("Quarterly Report") to the Chief Compliance Officer. The Quarterly Report must contain the following information:

a) With respect to any transaction during the quarter in any Reportable Security in which the Adviser Access Person had, or as a result of the transaction acquired, Beneficial Ownership of such Reportable Security:

     i. The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by), and principal amount of each Reportable Security involved;

     ii. The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

     iii. The price of the Reportable Security at which the transaction was effected;

     iv. The name of the broker, dealer, bank, or other institution with or through which the transaction was effected; and

     v.   The date that the report was submitted.

b) With respect to any account established by the Adviser Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Adviser Access Person:

     i. The name of the broker, dealer or bank with whom the Adviser Access Person established the account;

     ii.  The date the account was established; and

iii. The date that the report is submitted by the Adviser Access Person.

c) Notwithstanding the requirements contained in immediately above, Adviser Access Persons are excused from submitting the separate Quarterly Reports where the information would duplicate details contained in trade broker trade confirmations or account statements that SAI holds in its records, provided that SAI received the relevant confirmations not later than 30 days after the calendar quarter in which the transaction took place.


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

d) Adviser Access Persons excused from submitting Quarterly Reports pursuant to (a) above or due to lack of information to report, must nonetheless provide a statement that (1) all pertinent information regarding their personal trading for the past calendar quarter has been provided to SAI in the form of confirmations; or (2) they had no personal trades to report outside of the permitted exceptions for the last calendar quarter.

          3. ANNUAL HOLDINGS REPORT: Adviser Access Persons must, no later than February 14 of each year, submit to the Chief Compliance Officer a report that is current as of a date no earlier than December 31 of the preceding calendar year (the "Annual Report Date") and that contains:

i. The title, number of shares and principal amount of each Reportable Security in which the Adviser Access Person had any direct or indirect beneficial ownership;

ii. The name of any broker, dealer or bank with whom the Adviser Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Adviser Access Person; and

iii. The date that the report is submitted by the Adviser Access Person.

          4. EXCEPTION TO REQUIREMENT TO LIST TRANSACTIONS


o Adviser Access Persons are not required to submit transactions reports for any account over which the Adviser Access Person had no direct or indirect influence or control, or with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by SAI.

o Transactions that override pre-set schedules or allocations of an Automatic Investment Plan, however, must be included in a Quarterly Transactions Report.


o Adviser Access Persons must still identify the existence of the account in their list of accounts.

          5.  QUARTERLY REPORTING OF SECURITIES ACCOUNTS

o Each quarter, Adviser Access Persons must report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding newly opened accounts must be submitted to the Chief Compliance Officer within 30 days of the end of each calendar quarter.

o Adviser Access Persons are required to report accounts established directly with a mutual fund company.

o Adviser Access Persons are obligated to notify the Control Group of the existence of all brokerage accounts. Adviser Access Persons are still required to disclose the account and obtain pre-approval as required in the PIP.

B) REVIEW OF REPORTS AND OTHER DOCUMENTS

The Chief Compliance Officer will periodically review reports submitted by Adviser Access Persons and records received from institutions that maintain their accounts in order to test compliance with this Code of Ethics. To ensure adequate scrutiny, documents concerning the Chief Compliance Officer will be reviewed by another member of the Compliance department.

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Review of submitted holding and transaction reports will include not only an assessment of whether the Adviser Access Person followed all required procedures of this Code of Ethics, but may also: (i) compare the personal trading to any restricted lists; (ii) assess whether the Adviser Access Person is trading for his or her own account in the same securities that he or she is trading for client accounts, and if so whether the client accounts are receiving terms as favorable as the Adviser Access Person takes; (iii) periodically analyze the Adviser Access Person's trading for patterns that may indicate abuse, including market timing of a Reportable Fund; (iv) investigate any substantial disparities between the quality of performance the Adviser Access Person achieves for his or her own account and that he or she achieves for client accounts; and (v) investigate any substantial disparities between the percentage of trades that are profitable when the Adviser Access Person trades for his or her own account and the percentage that are profitable when he or she places trades for client accounts.

III. COMPLIANCE

     A) CERTIFICATE OF RECEIPT

Supervised Persons are required to acknowledge that they have received a copy of and have read and understood this Code of Ethics at the time of their hire.

     B) ANNUAL CERTIFICATE OF COMPLIANCE

Supervised Persons are required to certify that they have read and understand this Code of Ethics and that they recognize they are subject to its provisions following the effective date of any material amendment to this Code of Ethics, and annually thereafter. In addition, in the annual certificate Supervised Persons are obligated to represent that they have complied with all of the requirements of this Code of Ethics during the prior year, and that they have disclosed, reported, or caused to be reported all holdings and transactions as required during the prior year.

     C) REMEDIAL ACTIONS

If a Supervised Person violates this Code of Ethics or the applicable provisions of the PIP, including failing to pre-clear trades, filing a late, inaccurate, or incomplete holdings or transaction report, such person shall be subject to remedial actions. In the event that prior trade approval was not granted or sought by a Supervised Person and a transaction is executed, the Supervised Person may be required to rescind the transaction. A Supervised Person may also be requested to break a trade, even if pre-cleared, if a client account trade was effected on the same trading day or otherwise appears to reflect a conflict of interest. Team members will be responsible for the monetary differences incurred if the CCO or the Control Group exercises its discretion to break the trade. Supervised Persons will forfeit any monetary profits obtained. Failure to pre-approve personal security transactions may also warrant the following levels of action and may subject team members to immediate dismissal.

     o First violation -- written documentation sent to team member and the team member's PIP

     o Second violation -- written documentation sent to team member and the team member's PIP Manager, and possible suspension of personal trading privileges.

     o Third violation -- written documentation sent to team member, team member's PIP Manger, and team member's business unit compliance officer. Also, a meeting may be held with the Supervised Person and the Chief Compliance Officer and Head of Control Group. Additional training will be required. Personal trading privileges will be suspended for a specified period. The Supervised Person also may be required to use only accounts managed on a discretionary basis by a third party. Violation could lead to disciplinary action or termination

IV. RECORDS RETENTION

The Chief Compliance Officer will maintain, for a period of five years (at minimum) unless otherwise specified herein, the records listed below. The records will be maintained at SAI's principal place of business in an easily accessible but secure place.

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

          i. A record of the persons' names who are currently, or within the past five years were, Adviser Access Persons of SAI and subject to this Code of Ethics.

          ii. The Annual Certificate of Compliance signed by all persons subject to this Code of Ethics acknowledging receipt of copies of such Code of Ethics and acknowledging they are subject to it and will comply with its terms. All Annual Certificates of each Adviser Access Person must be kept for five years after the individual ceases to be an Adviser Access Person.

          iii. A copy of each Code of Ethics (as may be amended or supplemented from time to time) that has been in effect at any time during the preceding five-year period.

          iv. A copy of each report made by an Adviser Access Person pursuant to this Code of Ethics, including any broker trade confirmations or account statements that were submitted in lieu of such person's Quarterly Reports.

          v. A record of all known violations of the Code of Ethics and of any actions taken as a result thereof, regardless of when such violations were committed.

          vi. A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities other than Exempt Transactions by Adviser Access Persons, for at least five years after the end of the fiscal year in which the approval is granted.

          vii. A record of all reports made by the Chief Compliance Officer related to this Code of Ethics.

V. REVIEW

This Code of Ethics shall be reviewed by the Chief Compliance Officer on at least an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to SAI or Adviser Access Persons. Adviser Access Persons are encouraged to contact the Chief Compliance Officer with any comments, questions, or suggestions regarding implementing or improving this Code of Ethics.

Code of Ethics
April 2014                                                                    10